EXHIBIT 3.8

                       RESTATED ARTICLES OF INCORPORATION
OFFICIAL SEAL
FILED                                   OF
JUN-14 1999
OREGON                         MORNINGSTAR FINANCE, INC.
SECRETARY OF STATE

                                        I

         The name of the corporation is MORNINGSTAR FINANCE, INC. (the "Corporation") and its duration shall be perpetual.

                                       II

         The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each share is One Dollar ($1.00) (the "Common Stock").


                                       III

         The Common Stock shall be the only class of shares in the Corporation.

                                       IV

              The Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

                                        V

           The name and street address of the Corporation's initial registered agent and mailing address for notices is:

                                            Robert C. Laskowski
                                            1001 SW Fifth Ave. Suite 1300
                                            Portland, OR 97204-1151

                                       VI

         The nature of the business or purposes to be conducted or promoted by the Corporation is to:


Restated Articles of Incorporation - Page 1

          a) incur indebtedness of the type permitted by Article XI herein;

          b) direct the investment of the funds of the Corporation in marketable investment grade securities ("Securities") as specifically permitted by specific agreements between the Corporation and its lender

          c) to hold such Securities in Trust or Escrow as specifically permitted by specific agreements between the Corporation and its lenders;

         d) convert loan proceeds into US Dollars ($USD) and to purchase forward currency contracts and engage in hedging activities to eliminate currency risk related to the Corporation's indebtedness;

         e) engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Oregon that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

                                       VII

         The Corporation's Board of Directors must be elected separately from the Boards of Directors of Integrated Food Resources ("IFR"), the corporation's sole shareholder, and its Affiliates (as defined in Article X herein).

                                      VIII

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Oregon Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

                                       IX

         The Corporation shall not make or commence any bankruptcy or insolvency filing or proceeding or any similar filing or proceeding or make or commence any dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or admit in writing its inability to pay its debts generally as they become due without the unanimous vote of 100% of the entire Board of Directors. The phrase "entire Board of Directors," whenever used in these Articles of Incorporation, shall mean all of


Restated Articles of Incorporation - Page 2 the directors of the Corporation who would be in office, including as least one Independent Director, as defined in Article X herein. The Corporation shall not acquiesce, petition or otherwise invoke or cause any other person or entity to invoke the process of the United States of America, any state or other political subdivision thereof or any other jurisdiction, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government for the purpose of commencing or sustaining a case against the Corporation under a federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator assignee, trustee custodian, sequestrator or other similar official of the Corporation for all or any part of its property or assets or ordering the winding-up, dissolution or liquidation of the affairs of the corporation or a consolidation, merger or sale of all or substantially all of the assets of the Corporation if in any such case such action has not been approved by the vote of 100% of the entire Board of Directors.

         Notwithstanding any other provision hereof, if there shall not be one Independent Director as required pursuant to Article X of these Restate Articles of Incorporation then in office and acting, no vote upon any matter set forth in this Article IX herein shall be taken unless and until one such Independent Director shall have been duly elected and qualified.

                                        X

         The Corporation shall at all times have at least one Independent Director and such Independent Director cannot be removed without the appointment of a successor Independent Director. In order for the Corporation to amend its Articles of Incorporation to modify any provision of Article VI, Article X,
Article XI or Article XII, such amendment must be approved by the entire Board of Directors, including the Independent Director. For purposes of these Articles of Incorporation, (a) "Independent" shall mean, when used with respect to any individual, an individual who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Corporation, or in any Affiliate of the Corporation, (iii) is not, and has not been, connected with the Corporation or any Affiliate of the Corporation as an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions and is not a member of the immediate family of any such officer or employee and (iv) is not, and has not been, a director (other than as an "independent" director) or stockholder of any Affiliate of the Corporation, other than as a holder of less than five percent (5%) of the issued and outstanding publicly traded securities, and is not a member of the immediate family of any such director or stockholder; (b) "Person" shall mean any individual, corporation, partnership, joint venture, joint stock company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau,


Restated Articles of Incorporation - Page 3 department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing; and (c) "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. In the event of the death, incapacity or resignation of the Independent Director, the Board of Directors of the Corporation shall in a reasonably prompt manner elect a new Independent Director. No Independent Director may be removed unless his successor has been appointed. Any Independent Director so elected by the Board of Directors shall hold office until the next annual election of directors and until his or her successor shall be duly elected and qualified. No Independent Director shall, with regard to any action requiring the approval of such Independent Director, owe a fiduciary duty or other obligation to the initial stockholders nor to any successor stockholders (except as may be required by the law of any applicable jurisdiction), and every stockholder, including each successor stockholder, shall consent to the foregoing by virtue of such stockholder's purchase of shares of capital stock of the Corporation, no further act or deed of any stockholder being required to evidence such consent. Instead, such Independent Director's fiduciary duty and other obligations with regard to actions requiring such Independent Director's approval shall be owed to the Corporation. The Board of Directors of the Corporation shall not vote on any matter unless and until the Independent Director has been duly elected and qualified to serve on the Board of Directors.

                                       XI

         The Corporation

         a) shall not incur any indebtedness for borrowed money, or assume or guaranty any indebtedness for borrowed money of any other entity, other than trade payables incurred in the ordinary course of its business as set forth in
Article VI;

         b) shall not direct or participate in the management of any other Person's operations, and no other Person shall be permitted to direct or participate in the management of the Corporation;

         c) shall maintain a principal executive and administrative office through which its business is conducted separately from those of any other Person, and, to the extent that the Corporation and any other Persons have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;



Restated Articles of Incorporation - Page 4

         d) shall engage only in those transactions described in Article VI hereof and matters necessarily incident thereto;

         e) shall have stationery and other business forms and a mailing address and a telephone number separate from that of any other Person;

         f) shall at all times be adequately capitalized in light of its contemplated business;

         g) shall at all times provide for its own operating expenses and liabilities from its own funds, shall not allow its funds to be diverted to any other Person or for other than the corporate use of the Corporation, and shall not, except as may be expressly permitted by agreements of the Corporation, allow its funds to be commingled with those of any Affiliate of the Corporation;

         h) shall maintain its assets and transactions separately from those of any other Person, reflect such assets and transactions in financial statements separate and distinct from those of any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person;

         i) shall ensure that all material transactions between the Corporation and any of its Affiliates shall be only on an arm's-length basis and shall receive the approval of the Board of Directors, including at least one Independent Director;

         j) shall hold itself out to the public under its own name as a legal entity separate and distinct from any other Person, shall act solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the Corporation shall be appointed to act as agent by the Corporation, except as may be expressly permitted by any written agreements of the Corporation;

         k) shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other Person, except as may be expressly permitted in any written agreements of the Corporation;

         l) shall not become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Person;

         m) shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant any lien, security interest or encumbrance on


Restated Articles of Incorporation - Page 5 any of its assets to secure any obligation of any other Person;

         n) shall not make loans, advances or otherwise extend credit to any other Person, except on an arm's-length basis, and shall not permit any Affiliate of the Corporation to advance funds to the Corporation or otherwise supply funds to, or guaranty debts of, the corporation, except as may be expressly permitted by any written agreements of the Corporation;

         o) shall hold regular duly noticed meetings of its stockholders and Board of Directors, no less than once annually, and make and retain minutes of such meeting;

         p) shall ensure that decisions with respect to its business and daily operations shall be independently made by the Corporation (although the officer making any particular decision may also be an officer or director of any Affiliate of the Corporation) and shall not be dictated by an Affiliate of the Corporation;

         q) shall have, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any other Person;

         r) shall file its own tax returns or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof and shall ensure that any financial reports required of the Corporation shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

         s) shall not fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and
         t) shall comply with all provisions of these Articles of Incorporation and the Bylaws and shall observe all necessary, appropriate and customary corporate formalities.

                                       XII

         Each Person who at any time is or shall have been a director, officer, employee or agent of the Corporation and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including


Restated Articles of Incorporation - Page 6 attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the fullest extent authorized under the Oregon Business Corporation Act. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Notwithstanding the foregoing, the right of indemnification by the Corporation shall be subordinate to any indebtedness of the Corporation to its creditors.

         Dated this 14th day of June, 1999


                                             /s/  Robert C. Laskowski
                                             ---------------------------------
                                             Robert C. Laskowski, Incorporator





Restated Articles of Incorporation - Page 7